Exhibit 99.1

News Announcement	For Immediate Release

NEXSTAR BROADCASTING COMPLETES ACQUISITION OF 10 TELEVISION

STATIONS AND INERGIZE DIGITAL E-MEDIA OPERATIONS FROM

NEWPORT TELEVISION FOR $225.5 MILLION IN CASH

IRVING, Texas, December 3, 2012 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that it completed the previously announced acquisition of ten television stations and two associated digital sub-channels in seven markets as well as the Inergize Digital e-Media operations from entities controlled by privately-held Newport Television, LLC (“Newport”) for $225.5 million in a transaction that is expected to be immediately accretive to Nexstar. Nexstar financed the acquisition through borrowings under its new senior secured credit facilities, which were consummated concurrent with the closing of the acquisition.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “This transaction squarely meets our acquisition criteria from both an operating and financial perspective. The addition of the Newport stations substantially broadens Nexstar’s local television broadcasting platform with stations that are geographically complementary to and diversify our operating base while also presenting significant financial and operating synergies with the Company’s existing portfolio. Inergize Digital, an industry leader offering fully integrated e-Media management solutions on-air, online and for mobile devices, brings multi-year contracts with approximately 75 stations and other entities outside of the Nexstar platform and these operations dovetail well and will be integrated with Nexstar’s existing e-Media and GoLocal.biz platforms.”

Newport Television Stations to be Acquired by Nexstar Broadcasting Group

	Market	Market Rank	Station	Affiliation
1	Salt Lake City, UT	33	KTVX	ABC
2	Salt Lake City, UT	33	KUCW	CW
3	Memphis, TN	49	WPTY	ABC
4	Memphis, TN	49	WLMT	CW
5	Syracuse, NY	84	WSYR	ABC
6	Binghamton, NY	157	WBGH	NBC
7	Binghamton, NY	157	WIVT	ABC
8	Elmira, NY	174	WETM	NBC
9	Jackson, TN	176	WJKT	FOX
10	Watertown, NY	177	WWTI	ABC

With the closing of the acquisition and the new credit facility, Nexstar’s previously announced, Board-authorized dividend policy will become effective. That policy provides Nexstar with the authorization to declare a total annual cash dividend of $0.48 per share in equal quarterly installments of $0.12 per share, with respect to its shares of Class A common stock and Class B common stock. Dividend determinations are subject to final declaration by Nexstar’s Board of Directors and the first quarterly cash dividend is expected to be paid in the first quarter of 2013.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 64 television stations and related digital multicast signals reaching 38 markets or approximately 11.1% of all U.S. television households.

Assuming completion of all other announced transactions, Nexstar will own, operate, program or provide sales and other services to 71 television stations and related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, statements regarding our acquisition of the Newport Assets and Nexstar Broadcasting’s issuance of the notes and the entry into new senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of the Newport Assets, including as a result of a delay in completing the acquisition of the Newport Assets or a delay or difficulty in integrating the Newport Assets, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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